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           July 13, 2023

       David Humphreys
       Chief Financial Officer
       Babylon Holdings Ltd
       2500 Bee Cave Road
       Building 1 - Suite 400
       Austin, TX 78746

                                                        Re: Babylon Holdings
Ltd
                                                            Form 8-K filed June
23, 2023
                                                            Response dated July
6, 2023
                                                            File No. 001-40952

       Dear David Humphreys:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




           Sincerely,


           Division of Corporation Finance

           Office of Industrial Applications and

           Services
       cc:                                              Ryan Maierson, Esq.